Exhibit 99

NEWS RELEASE

THE PREMCOR REFINING GROUP INC.
Premier People,
Products and Services

8182 Maryland Avenue
Suite 600
St. Louis, Missouri 63105
314-854-9696
314-854-1580 fax

Contact:
Jim Joyce
Vice President, Corporate Communications
(314) 854-1496
jim.joyce@premcor.com

FOR IMMEDIATE RELEASE

    Premcor Retains CS First Boston and The Blackstone Group L.P. As Financial
                                    Advisers


     St. Louis, April 10, 2001 - Premcor Inc., the sixth largest independent refiner in the United States, announced today that it has retained investment bankers Credit Suisse First Boston (CSFB) and The Blackstone Group L.P. to serve as its financial advisers to assist the company in its review of alternatives to maximize the value of the company. No assurance can be given that this review will result in any specific transaction. The company does not expect to make any further announcements regarding its review until the process is completed.

     "Since Blackstone Capital Partners' acquisition of a controlling interest in the company in 1997, we have completed several key initiatives which have transformed the company into a significant competitor in the refining sector," said William Rusnack, Premcor's president and chief executive officer. "With the completion of these strategic initiatives, Premcor's shareholders and its management believe it to be an appropriate time to evaluate alternatives to maximize value of the company."

     Premcor Inc. is based in St. Louis and through its principal operating subsidiaries, The Premcor Refining Group Inc. and Port Arthur Coker Company L.P, operates three refineries in the central United States with 490,000 barrels per day of total crude throughput capacity. Premcor Inc.'s primary shareholders are affiliates of The Blackstone Group and Occidental Petroleum.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Premcor Inc.'s current expectations with respect to its review of alternatives to maximize the value of the company. Words such as "expects," "intends," "plans," "projects," "believes," "estimates," "may," "will," "should," "shall," and similar expressions typically identify such forward-looking statements. Even though Premcor Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, operational difficulties, varying market conditions, government regulations and other factors contained from time to time in the reports filed with the Securities and Exchange Commission by Sabine River Holding Corp., Premcor USA Inc. and The Premcor Refining Group Inc., including quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.

For further information, please visit us on the worldwide web at www.premcor.com.